As filed on March 20, 1998
                                                              File No. 70-9007
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                      __________________________________

                           POST-EFFECTIVE AMENDMENT
                                    NO. 1
                                    TO THE
                       FORM U-1 APPLICATION/DECLARATION
                                  UNDER THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                     ___________________________________

                          New Century Energies, Inc.
                      Public Service Company of Colorado
                    Cheyenne Light, Fuel and Power Company
                          New Century Services, Inc.
                           WestGas InterState Inc.
                             NC Enterprises, Inc.
                       New Century International, Inc.
                         and its subsidiary companies
                  e prime, inc. and its subsidiary companies
                        PS Colorado Credit Corporation
                          Natural Fuels Corporation
           Fuel Resources Development Co., a dissolved corporation
                            PSR Investments, Inc.
                         Green & Clear Lakes Company
                              1480 Welton, Inc.
                           1225 Seventeenth Street
                         Denver, Colorado 80202-5534

                     Southwestern Public Service Company
                                Tyler at Sixth
                            Amarillo, Texas 79101

                Quixx Corporation and its subsidiary companies
                        Amarillo National's Plaza/Two
                         500 south Tyler, Suite 1100
                                Lobby Box 254
                          Amarillo, Texas 79101-2442

         Utility Engineering Corporation and its subsidiary companies
                          Utility Engineering Plaza
                                5601 I-40 West
                          Amarillo, Texas 79106-4605

                  (Names of companies filing this statement
                and addresses of principal executive offices)
                     ____________________________________


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                          New Century Energies, Inc.
               (Name of top registered holding company parent)
                     ____________________________________

                        Teresa S. Madden
                        Controller and Secretary
                        1225 Seventeenth Street
                        Denver, Colorado  80202-5534

                   (Name and address of agent for service)

The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

William M. Dudley, Esq.                    William T. Baker, Esq.
New Century Services, Inc.                 Reid & Priest
1225 Seventeenth Street                    40 West 57th Street
Denver, Colorado  80202-5534               New York, New York  10019-4097

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      New Century Energies,  Inc. ("NCE") hereby  post-effectively amends the
Application/Declaration on Form U-1, docketed in SEC File No. 70-9007, as previously amended (collectively the "Form U-1"), as follows:

Item 1.     Description of Proposed Transaction

A. By order dated August 1, 1997 (HCAR No. 26750) (the "Order"), the Commission authorized, among other things, (i) external financings by NCE, its utility operating company subsidiaries, and certain of its non-utility subsidiaries (the "External Financings"), and (ii) intrasystem financing arrangements, including guarantees, between NCE and its subsidiaries and between subsidiaries. The authorizations in the Order are generally to extend through December 31, 1999 (the "Authorization Period").1

B. The External Financings authorized in the Order include (i) the issuance by NCE of common stock, par value $1.00 per share, for an aggregate offering price of up to $535 million (exclusive of common stock issued for benefit plans and dividend reinvestment plans), and (ii) short-term debt aggregating not more than $100 million outstanding at any one time, which limit is to increase by an additional $125 million in the event that PS Colorado Credit Corporation ("PSCCC"), presently a subsidiary of Public Service Company of Colorado ("PSCo"), becomes a direct subsidiary of NCE. The intrasystem financing authorizations include $50 million for guarantee and credit support arrangements between the subsidiaries of NCE.

C. Since the filing of the Form U-1 and the Commission's issuance of the Order, NCE has updated its projections of its future financing needs during the Authorization Period. See Financial Exhibits 2.5 and 2.6 (Confidential Treatment Requested). NCE accordingly now amends its Form U-1 to request authorization to increase the three authorization limits set out above to the following: $745 million for common stock issuances by NCE (exclusive of common stock issued for benefit plans and dividend reinvestment plans) (see
Item 1.E.1.a); $200 million for short-term debt issuances and sales with the retention of the $125 million increase in the event that PSCCC becomes a direct subsidiary of NCE (see Item 1.E.1.b); and $100 million for

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1   Transactions   for  which   authority   was  sought  in  the  NCE  Form  U-1
Application/Declaration submitted in File No. 70-8787 (wherein the Commission approved the formation of NCE through the merger of Public Service Company of Colorado and Southwestern Public Service Company and related transactions) were not covered by the original Form U-1 Application/Declaration, as amended, that was submitted in this docket and the Order. Transactions that are exempt under either the Public Utility Holding Company Act of 1935 or Commission rule were also not covered by the Form U-1 Application/Declaration and the Order.
Likewise,   transactions   for  which  authority  is  sought  in  the  Form  U-1
Application/Declaration relating to the transfer by Public Service Company of Colorado to NC Enterprises, Inc. filed concurrently with this Post-Effective Amendment No. 1 are not covered by the Form U-1 or this Post-Effective Amendment No. 1.

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non-exempt  guarantees and credit support arrangements among the subsidiaries of
NCE (see Item 1.E.4.b). In this Post-Effective Amendment No. 1, NCE also wishes to amend its Form U-1 to clarify that NCE and its subsidiaries may use the proceeds from the various financings authorized in the Order (as proposed to be modified herein) to invest in "energy-related companies" within the meaning of Rule 58, subject to the limitations of Rule 58(a)(1).

D. In this Post-Effective Amendment No. 1, NCE also amends those portions of the Form U-1 relating to the financing of EWGs and FUCOs, and its statement pursuant to Rule 54 (see Items F and H) as follows:

                  Rule 54 provides  that,  in  determining  whether to approve any transaction that does not relate to an "exempt wholesale generator" ("EWG") or "foreign utility company" ("FUCO"), the Commission shall not consider the effect of the capitalization or earnings of any subsidiary that is an EWG or FUCO upon the registered holding company system if paragraphs (a), (b), and (c) of Rule 53 are satisfied.

                  Initially,   NCE  has  complied  or  will  comply  with  the
            record-keeping requirements of Rule 53(a)(2), the limitation under Rule 53(a)(3) on the use of the NCE system's domestic public-utility company personnel to render services to EWGs and FUCOs, and the requirements of Rule 53(a)(4) concerning the submission of copies of certain filings under the Act to retail regulatory commissions. Further, none of the circumstances described in Rule 53(b) has occurred, and Rule 53(c) is inapplicable.

                  Rule 53(a)  requires that the  aggregate  investment in EWGs and FUCOs not exceed 50% of the system's consolidated retained earnings. NCE's present investments in EWGs and FUCOs, pro forma to include the investment in Yorkshire Electricity Group plc and Independent Power Corporation plc ("IPC"), equals 52.7% (or 5.4% in excess of 50% of retained earnings) of NCE's consolidated retained earnings at December 31, 1997. So long as NCE's aggregate investment in EWGs and FUCOs exceeds the above Rule 53 50% limitation, NCE will not make any additional investments in EWGs or FUCOs from the proceeds of securities (including any guarantees) issued by NCE, as authorized hereby, except as contemplated in the Form U-1 Application/Declaration relating to the transfer by Public Service Company of Colorado to NC Enterprises, Inc. filed concurrently with this post-effective amendment, or as may be otherwise authorized by the Commission.

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

                  Moreover,  even  if the  Commission  were  to  consider  the effect of the capitalization or earnings of EWGs and FUCOs (including on a pro forma basis Yorkshire Electricity Group plc and IPC) in which NCE has invested upon the registered holding company system, it would have no basis to deny the additional financing authority requested herein. See Financial Statement
            2.5 (confidential treatment requested) showing on a pro forma basis the consolidated capitalization and income statement of NCE. NCE believes that the capitalization ratios and income level are within acceptable ranges. Moreover, there has been no material impact on NCE's consolidated capitalization by reason of the inclusion therein of debt of EWGs and FUCOs (including on a pro forma basis Yorkshire Electricity plc and IPC) in which NCE has an interest. Finally, although NCE's consolidated earnings for the year ended December 31, 1997, were negatively affected by its investment in Yorkshire Electricity Group plc, this was solely as the result of the imposition of a U.K. government-mandated, non-recurring, windfall tax on Yorkshire Electricity Group plc. Importantly, this tax did not affect earnings from ongoing operations, and, therefore, does not have any negative financial impact on earnings in future periods.

Item 2.     Fees, Commissions and Expenses

      The estimated fees, commissions, and expenses to be incurred in connection with the proposed transactions in this Post-Effective Amendment No. 1 are as follows:

            Estimated Legal Fees and Expenses               $12,500

Item 3.     Regulatory Approvals

      No  state  or  federal   commission   other  than  this  Commission  has
jurisdiction  with  respect  to  any  aspect  of  the  proposed   transactions
contemplated in this Post-Effective Amendment No. 1.

Item 4.     Procedure

      The Commission is requested to publish a notice under Rule 23 with respect to the filing of this Post-Effective Amendment No. 1 as soon as practicable. The Applicants/Declarants request that the Commission's order be issued as soon as the rules allow, and that there should not be a 30-day waiting period between issuance of the Commission's order and the date on which the order is to become effective. The Applicants/Declarants hereby waive a recommended decision by a hearing officer or any other responsible officer of the Commission and consent that the Division of Investment Management may assist

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in the  preparation  of the  Commission's  decision  and/or  order,  unless  the
Division opposes the matters proposed herein.

Item 6.     Exhibits and Financial Statements

      The following additional exhibits are filed in Item 6 hereof:

      A.    Exhibits

            F-2         Opinion of counsel
            G-4         Proposed  Form of  Public  Notice  for  Post-Effective
                        Amendment No. 1
            G-5         Financial   Calculations    (Confidential    Treatment
                        Requested)
            27          Financial  Data Schedule Per-Book NCE for the fiscal
                        year ended December 31, 1997
            27          Financial Data Schedule Pro-forma NCE for the fiscal
                        year ended December 31, 1997 (Confidential Treatment
                        Requested)

      B.    Financial Statements

            1.5 Balance Sheet of NCE and its consolidated subsidiaries, as of December 31, 1997 (incorporated by reference to the Annual Report on Form 10-K of NCE for the fiscal year ended December 31, 1997 (File No. 1-12927))
            1.6 Statement of Income of NCE and consolidated subsidiaries, for the year ended December 31, 1997 (incorporated by reference to the Annual Report on Form 10-K of NCE for the fiscal year ended December 31, 1997 (File No. 1-12927))
            2.5         Pro  Forma  Capitalization  of  NCE  and  consolidated
                        subsidiaries after giving effect to, among other things, the transactions contemplated herein (Confidential Treatment Requested)
            2.6 Pro Forma Income Statement of NCE and consolidated subsidiaries after giving effect to, among other things, the transactions contemplated herein (Confidential Treatment Requested)
            2.7 Pro Forma Consolidated Cash Flows (Confidential Treatment Requested)

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

                                  SIGNATURE

      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this Post-Effective Amendment No. 1 filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                    NEW CENTURY ENERGIES, INC.

                                        /s/Richard C. Kelly
                              By:___________________________________
                                    Name:   Richard C. Kelly
                                    Title:  Executive Vice President and
                                            Chief Financial Officer



Date:  March 20, 1998

                                                                   Exhibit G-4
                   Proposed Form of Federal Register Notice


New Century Energies, Inc., et al.  (70-9007)

      New Century Energies, Inc. ("NCE"), 1225 Seventeenth Street, Denver, Colorado 80202-5534, a registered holding company, and certain of its direct and indirect subsidiary companies, have filed a post-effective amendment to their application or declaration, as previously amended, in this proceeding, pursuant to sections 6(a), 7, 9(a), 10, 12, 32, and 33 of the Act and rules 42, 43, 45, 52, 53 and 54 under the Act.

      By order dated August 1, 1997 (HCAR No. 26750) (the "Order"), the Commission authorized, among other things, (i) external financings by NCE, its utility operating company subsidiaries, and certain of its non-utility subsidiaries (the "External Financings"), and (ii) intra-system financing arrangements, including guarantees, between NCE and its subsidiaries and between subsidiaries. The authorizations in the Order generally extend through December 31, 1999 (the "Authorization Period").

      The External Financings authorized in the Order include (i) the issuance by NCE of common stock, par value $1.00 per share, for an aggregate offering price of up to $535 million (exclusive of common stock issued for benefit plans and dividend reinvestment plans), and (ii) short-term debt aggregating not more than $100 million outstanding at any one time, which limit is to increase by an additional $125 million in the event that PS Colorado Credit Corporation ("PSCCC"), presently a subsidiary of Public Service Company of Colorado ("PSCo"), becomes a direct subsidiary of NCE. The intra-system financing authorizations include $50 million for guarantee and credit support arrangements between the subsidiaries of NCE.

      Since the filing of the Form U-1 and the Commission's issuance of the Order, NCE has updated its projections of its future financing needs during the Authorization Period. NCE accordingly now requests a modification to the terms of the Order to increase the three authorization limits set out above to the following: $745 million for common stock issuances by NCE (exclusive of common stock issued for benefit plans and dividend reinvestment plans); $200 million for short-term debt issuances and sales with the retention of the $125 million increase in the event that PSCCC becomes a direct subsidiary of NCE; and $100 million for intra-system guarantees, except to the extent exempt pursuant to Rules 45 and 52. NCE also files its post-effective amendment to clarify that NCE and its subsidiaries may use the proceeds from the various financings authorized in the Order (as proposed to be modified) to invest in "energy-related companies" within the meaning of Rule 58, subject to the limitations of Rule 58(a)(1).